Lexington Realty Trust TRADED: NYSE: LXP One Penn Plaza, Suite 4015 New York NY 10119-4015

Contact:
Investor or Media Inquiries, T. Wilson Eglin, CEO
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: tweglin@lxp.com

FOR IMMEDIATE RELEASE
March 31, 2010

LEXINGTON REALTY TRUST ANNOUNCES
CLOSING OF COMMON SHARE OFFERING

New York, NY – March 31, 2010 – Lexington Realty Trust (NYSE:LXP), a real estate investment trust focused on single-tenant real estate investments, today announced that it closed an offering of 10,925,000 common shares, including 1,425,000 common shares issued pursuant to the over-allotment option that was fully exercised by the underwriter, resulting in approximately $70.7 million of net proceeds to Lexington after deducting estimated expenses.

Wells Fargo Securities, LLC acted as sole underwriter for the offering.

Lexington intends to use the net proceeds of the offering for general corporate purposes, including the repayment of indebtedness. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area.  Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”.  Additional information about Lexington is available by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.
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